Exhibit 10.22

Middlebury Securities LLC

1120 Avenue of the Americas

Suite 4000

New York, NY 10036

                August 7, 2009 AmiWorld, Inc.

60 East 42nd Street, Suite 1225

New York, NY 10165 Attention:        Mr. Mamoru Saito

Chairman of the Board of Directors and Chief Executive Officer

Gentlemen:

          We are pleased to set forth the terms of the retention ofMiddlebury Securities LLC (“Middlebury”) by AmiWorld, Inc. (collectively with its subsidiaries, the “Company”).

          1.       Middlebury will assist the Company as the Company’s financial advisor in connection with the following proposed activities:

(a)

assist the Company in seeking sources of capital and structuring private offerings of securities of the Company solely to a limited number of accredited investors, as that term is defined in Rule 501(a) of Regulation D (“Accredited Investors”) promulgated under the Securities Act of 1933, as amended (the “Act”), which capital is currently contemplated to be in the form of $15 million in indebtedness and $10 million in equity (as used herein, the term “equity” shall include convertible debt);

(b)

assist the Company in structuring transactions as a result of which related companies which are not included in the Company’s consolidated financial reporting group would be included in such group; and

(c)	otherwise assist the Company with advancing its business objectives, including analyzing the Company’s business and revenue models and capital structure, and identifying strategic partners.

          2.       In connection with Middlebury’s role as the Company’s financial advisor, Middlebury will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company. Middlebury would expect its services to include such additional

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financial advisory and related services as may be mutually agreed upon by Middlebury and the Company. The retention by the Company of Middlebury as financial advisory as heretofore described shall be for a period of one year from the date hereof. Not later than August 28, 2009, Middlebury shall deliver to the Company a term sheet setting forth the material terms of a proposed $25 million financing transaction which includes at least $10 million in equity (the “Term Sheet”).           3.       In connection with Middlebury’s activities on the Company’s behalf, the Company will cooperate with Middlebury and will furnish Middlebury with all information and data concerning the Company (the “Information”) which Middlebury deems appropriate and will provide Middlebury with access to the Company’s officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to Middlebury by the Company will, at all times during the period of engagement of Middlebury hereunder, to the best of its knowledge, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to Middlebury will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Middlebury will be using and relying on certain Information without independent verification thereof by Middlebury or independent appraisal by Middlebury of any of the Company’s assets. Middlebury does not assume responsibility for any information regarding the Company. Any advice rendered by Middlebury pursuant to this Agreement may not be disclosed publicly without our prior written consent.

          4.       In consideration of its services pursuant to this Agreement, Middlebury shall be entitled to receive, and the Company agrees to pay Middlebury, the following compensation:

(a)

A consulting fee of $25,000, of which $10,000 shall be payable upon signing of this letter, $10,000 shall be payable upon opening an escrow account to accept subscriptions for Company securities in a private placement on substantially the terms set forth in the Term Sheet, and $5,000 shall be payable upon the closing of a private placement on substantially the terms set forth in the final Term Sheet resulting in gross proceeds to the Company of at least $5 million. All such placement agent fees are due and payable in cash by wire transfer in immediately available funds at the closing of each private placement.

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(b)

A placement agent fee as follows: cash in an amount equal to 8% of the gross proceeds of any investment in the form of equity securities of the Company and 2.5% of the gross proceeds of any investment in the Company made in the form of indebtedness, made by any Introduced Entity (as hereinafter defined) during the term hereof or within one year thereafter.

(c)

Warrants to acquire shares of common stock of the Company (the “Common Stock”) representing 8% of the shares of Common Stock issuable to Introduced Entities as a result of any investment by such Introduced Entity in the Company and 4% of the dollar amount of the indebtedness provided by Introduced Entities. Such warrants shall be exercisable at a price per share equal to the purchase price paid by Introduced Entities (or the conversion price in the case of convertible debt or equity securities, or the volume weighted average price of the Common Stock during the 30 day period preceding the closing in the case of indebtedness) and shall be exercisable for a period of seven years. In addition, such warrants shall be exercisable on a cashless basis. Such warrants shall also provide for adjustment of the exercise price thereof and the number of shares of Common Stock issuable upon the exercise thereof in the event of: (i) the declaration of dividends on the outstanding Common Stock payable in shares of its capital stock; (ii) subdivision of the outstanding Common Stock; (iii) combination of the outstanding Common Stock into a smaller number of shares; or (iv) issuance of any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation). For a period of one year following the date of the issuance of any such warrants, the holders of such warrants shall be entitled to unlimited piggy-back registrations, provided, that the holder shall have no registration rights in connection with, or as a result of, any public offering by the Company of securities for its own account, and provided further, that such registration rights shall cease at such time as the holder of any securities issued upon the exercise of such warrants shall be entitled to sell such securities without restriction pursuant to paragraph (b)(i) of Rule 144 under the Securities Act of 1933, as amended.

          The Company understands that Middlebury intends to introduce the Company to entities (“Introduced Entities”) which may participate in proposed transactions. In order to do so, Middlebury shall present the name of prospective Introduced Entities (“Prospective Introduced Entities”) to the Company in writing (an “Introduction Preclearance Notice”). The Company may inform Middlebury within three business days following the receipt of such notice of any Prospective Introduced Entities to which it does not desire (for any reason, in the sole discretion

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of the Company) an introduction. Any Prospective Introduced Entity so identified shall not be an Introduced Entity and Middlebury shall not contact them regarding any transaction with the Company. In the event that the Company shall not inform Middlebury within three business days following the receipt of such Introduction Preclearance Notice of the identities of the Prospective Introduced Entities named therein to which it shall not desire an introduction, Middlebury shall resend the Introduction Preclearance Notice to the Company (the “Second Introduction Preclearance Notice”). In the event that the Company shall not inform Middlebury within two business days following the receipt of such Second Introduction Preclearance Notice of the identities of the Prospective Introduced Entities named therein to which it shall not desire an introduction, all Prospective Introduced Entities identified therein shall be deemed to be Introduced Entities. In the event that the Company identifies a Prospective Introduced Entity to which it does not desire an introduction by Middlebury, the Company must advise Middlebury of such decision and either identify the Prospective Introduced Entity as a preexisting relationship or its desire not to include the Prospective Introduced Entity as a prospective investor in its offering, the decision of which is at the sole discretion of the Company.

          5.       In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse Middlebury for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter, provided that such expenses have been approved in advance in writing (which shall include e mail) by the Company. In the event that Middlebury requires the advice of independent counsel after the date hereof in the performance of services on behalf of the Company, the Company agrees to reimburse Middlebury for the reasonable costs of such services which shall not exceed $10,000 without the prior written consent (which shall include e mail) of the Company. Notwithstanding the foregoing, the Company hereby authorizes Middlebury to engage a firm to provide a background check on the executive officers and principal stockholders of Amiworld at the sole expense of Amiworld, which expense shall not exceed $5,000.

          6.       The Parties agree to indemnify each other in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

          7.       Provided that Middlebury has raised at least $25 million of financing for the Company on substantially the terms set forth in the final Term Sheet within one hundred twenty (120) days of the date hereof, for the one-year period commencing on the date hereof, the Company will grant to Middlebury a right of first refusal (on terms at least as favorable as can be obtained from other sources) to serve as placement agent for the Company to raise additional equity or unsecured debt financing on behalf of the Company in the United States of America, the United Kingdom or Continental Europe (collectively, the “Covered Area”). Middlebury will

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advise the Company promptly, but in no event later than 10 days following the submission to Middlebury in writing of any such proposed transaction(s), of Middlebury’s election to exercise said right. If any such proposal is not accepted by Middlebury, but later modified, the Company will re-submit such proposal to Middlebury. Should Middlebury elect, at any time, not to exercise said right this will not affect such rights with respect to future financings. In the event that Company obtains a proposal from a nationally recognized investment banking firm to serve as placement agent for the Company in a future financing, Middlebury shall waive any and all rights it has under this Section 7 in exchange for serving as a selling agent or sub agent for at least 20% of the securities to be offered and sold in such offering. Notwithstanding the foregoing, the Company shall be entitled to pursue private and public financing from commercial banks, through issuance of shares on stock exchanges in Bermuda, Colombia, and Panama, from investors outside of the Covered Area, and from existing stockholders of the Company, without providing Middlebury a right of first refusal under this Section 7.

8.	Middlebury represents, warrants and covenants to the Company that:

(a)

it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause any private placement of Company securities to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Act and/or Regulation D promulgated thereunder or exemptions under applicable state securities or “blue sky” laws. In effecting any private placement, Middlebury shall comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements;

(b)	it has and will maintain all licenses and memberships required to perform its obligations and services hereunder in accordance with applicable law;

(b)	it is in compliance and will comply with all applicable laws, rules and regulations regarding its provision of services hereunder;

(c)

it has not and will not knowingly take any action, directly or indirectly that would cause any private placement of Company securities to violate the provisions of the Act, the Securities Exchange Act of 1934 (the “1934 Act”), the respective rules and regulations promulgated thereunder or applicable “blue sky” laws of any state or jurisdiction and it will, conduct any such private placement in a manner prescribed by Rule 506 of Regulation D;

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(d)

it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which any Company securities will be offered or sold by it unless an exemption for such state registration is available;

(e)

it will review each and every agreement it obtains to purchase Company securities, and use reasonable efforts to confirm that: (i) each purchaser is an Accredited Investor, and (ii) each purchaser resides in a state in which the Company and Middlebury is qualified to sell securities. Middlebury will not make offers or sales of any Company securities in any jurisdiction in which the Company securities being offered have not been qualified or registered, or are not exempt from such qualification or registration;

(f)

it will not make any oral representations about the Company or any offering of Company securities to prospective purchasers except for the information contained within any offering materials and based upon information provided to Middlebury by the Company; and

(g)

in connection with the performance of its obligations hereunder it may engage the services of one or more broker dealers (“Additional Agents”) who are members in good standing of FINRA and who are acceptable to the Company, and, as compensation for their services, shall pay to such Additional Agents an amount to be negotiated between Middlebury and such Additional Agents. Such amount will be paid to the Additional Agents by Middlebury only out of the fees received by Middlebury in respect of sales of Company securities described herein, and the Company shall have no obligation to any Additional Agents respecting any such payment.

          9.       Middlebury shall treat confidentially any material nonpublic information that is furnished to it (or to parties acting on behalf of Middlebury) by or on behalf of the Company (the “Confidential Information”). Middlebury agrees that it will use the Confidential Information only for the purposes related to providing services under this Agreement, and that the Information will be kept confidential by Middlebury and its partners, members, managers, officers, directors, employees, agents, and other affiliates (collectively, the “Affiliates”), and its attorneys and accountants (collectively, the “Professionals”), and that Middlebury, such Affiliates, or Professionals will not disclose the Confidential Information to any investor or other person; provided, however, that the Information may be disclosed to (a) Affiliates and

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Professionals who need to know such Confidential Information for the purpose of evaluating or providing services in connection with Middlebury’s provision of services hereunder; provided such parties agree to be bound by this undertaking, (b) to any federal or state regulatory agency and their employees, agents, and attorneys (collectively, “Regulators”) for the purpose of making any filings with Regulators if disclosure of such Information is required by law (provided that Middlebury advises the Company in writing of the Information to be so disclosed within a reasonable time prior to such filing), and (c) any other person to which the Company consents in writing prior to any such disclosure.

          In the event that Middlebury is requested or required (by oral questions, documents, subpoena, civil investigation, demand, interrogatories, request for information, or other similar process) to disclose to any person or entity any information supplied to it, its Affiliates, or its Professionals in the course of their dealings with the Company or their respective representatives, Middlebury agrees that it will provide the Company with prompt notice of such request(s) within a reasonable time prior to such disclosure so that the Company may seek an appropriate protective order and/or waiver of compliance with the provisions of this Agreement. It is further agreed that, if a protective order is not obtained, or a waiver is not granted hereunder, and Middlebury is nonetheless, in the written opinion of counsel, compelled to disclose information concerning the Company to any tribunal or else stand liable for contempt or suffer the censure or penalty, Middlebury may disclose such information to such tribunal without liability hereunder. Middlebury will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

          10.     Either party hereto may terminate this Agreement at any time upon 30 days’ prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Middlebury up to the date of termination or completion, as the case may be; (ii) the reimbursement of expenses incurred by Middlebury up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 4 through 10 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

          11.     The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The parties hereto irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any party hereto and (i) hereby

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irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that any party has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, such party hereby waives, to the fullest extent permitted by law, such immunity. Each party hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of any such court, (b) such party is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to such party’s property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

          12.     The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

          13.     For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto and delivered via facsimile. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

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            If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

MIDDLEBURY SECURITIES LLC

By:_s/Gregory Osborn_________
                                                                                                  Name: Gregory Osborn
Title:

Confirmed and Agreed to:

this _______ day of August, 2009

AMIWORLD, INC.

By:_s/Mamoru Saito__________________

Name:MamoruSaito
Title:CEO

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Annex A

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INDEMNIFICATION PROVISIONS

          The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Middlebury against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Middlebury is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Middlebury’s acting for the Company, including, without limitation, any act or omission by Middlebury in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated August ___, 2009, between Middlebury and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent that such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement arises out of or is based upon (i) the willful misconduct or gross negligence of Middlebury, (ii) an untrue statement or alleged untrue statement or omission or alleged omission of material fact made in reliance upon and in conformity with information furnished to the Company by Middlebury, any agent of Middlebury, or any person who controls Middlebury for use in the preparation of any offering materials related to the offer and sale of any Company securities, (iii) the offer or sale of Company securities by Middlebury in a manner that fails to conform to the terms of the offering materials related to the offer of such securities, (iv) the violation by Middlebury of any Federal or applicable state securities laws in connection with the offer or sale of Company securities, or (v) a breach by Middlebury of any of the representations, warranties and covenants contained in Paragraph 8 of the Agreement.

          These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Middlebury or the persons indemnified below in this sentence and shall extend to the following: Middlebury, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Middlebury in these Indemnification Provisions shall be understood to include any and all of the foregoing.

          Middlebury agrees to indemnify and hold harmless the Company, and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise),

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including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Middlebury is a party), directly or indirectly, caused by, relating to, based upon, or arising out of (i) the willful misconduct or gross negligence of Middlebury, (ii) an untrue statement or alleged untrue statement or omission or alleged omission of material fact made in reliance upon and in conformity with information furnished to the Company by Middlebury, any agent of Middlebury or any person who controls Middlebury for use in the preparation of any offering materials related to the offer and sale of any Company securities, (iii) the offer or sale of Company securities by Middlebury in a manner that fails to conform to the terms of the offering materials related to the offer of such securities, (iv) the violation by Middlebury of any Federal or applicable state securities laws in connection with the offer or sale of Company securities, or (v) a breach by Middlebury of any of the representations, warranties and covenants contained in Paragraph 8 of the Agreement.

          These Indemnification Provisions shall be in addition to any liability which Middlebury may otherwise have to the Company, its affiliated entities, directors, officers, employees, legal counsel, agents, independent brokers or controlling persons (within the meaning of the federal securities laws).

          A Party seeking indemnification hereunder is hereinafter referred to as an “Indemnified Party”. A Party against whom indemnification is sought hereunder is hereinafter referred to as an “Indemnifying Party”.

          If any action, suit, proceeding, or investigation is commenced, as to which a Party proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder unless and to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the Indemnifying Party shall pay the reasonable fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against the Indemnified Party made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of an unconditional release from all liability in respect of such claim.

          In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that

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such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Middlebury, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Middlebury, on the other hand, and also the relative fault of the Company, on the one hand, and Middlebury on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Middlebury shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Middlebury pursuant to the Agreement.

          Neither termination nor completion of the engagement of Middlebury referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

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